Exhibit 3.30

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

EPE, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) is entered into as of May 7, 2010 with respect to EPE, LLC (the “Company”).

R E C I T A L S

A. The Company was formed on April 16, 2010 pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Act”).

B. On the date hereof, pursuant to that certain Irrevocable Power and Assignment, the Company’s then sole member, Platinum Equity Capital Partners II, L.P. transferred its 100% ownership interest in the Company to Ryerson Inc. (“Ryerson”).

C. Ryerson wishes to enter into this Amended and Restated Limited Liability Company Operating Agreement to provide for the organization and operation of the Company.

NOW, THEREFORE, it is agreed:

1. Name. The name of the Company is EPE, LLC. The name of the Company may be changed from time to time, in accordance with the Act, by the Board of Managers.

2. Purpose. The purpose of the Company is to engage in any and all lawful activities for which a limited liability company may be organized under the Act.

3. Registered Office. The initial registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The registered office of the Company may be changed from time to time, in accordance with the Act, by the Board of Managers.

4. Registered Agent. The name and address of the initial registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The registered agent of the Company may be changed from time to time, in accordance with the Act, by the Board of Managers.

5. Principal Place of Business. The location of the principal place of business of the Company shall be 360 North Crescent Drive, South Building, Beverly Hills, California 90210, or such other location as the Board of Managers may select from time to time.

6. Capital Accounts. An account shall be established in the Company’s books for each Member and transferee (each, a “Capital Account”) in accordance with the rules of Section 704 of the Internal Revenue Code of 1986 and Treasury Regulation Section 1.704-1(b)(2)(iv). No person shall be obligated to restore a negative balance in a capital account.

7. Percentage Interest and Allocations of Profits and Losses. The Member’s interest in the Company shall be expressed as a percentage equal to the ratio on any date of the Member’s Capital Account on such date to the aggregate Capital Accounts of all Members on such date, such Capital Accounts to be determined after giving effect to all contributions of property or money and all distributions and allocations for all periods ending on or prior to such date (as to any Member, his or her “Percentage Interest”). All of the Company’s profits and losses shall be allocated to the Member.

8. Uncertificated Securities. The limited liability company interests of the Company are securities governed by Article 8 of the Delaware Uniform Commercial Code and shall not be represented by certificates.

9. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Board of Managers. Such distributions shall be made to the Members in proportion to the Percentage Interests of the Members.

10. Admission and Capital Contributions. Simultaneously with the execution and delivery of this Agreement, Ryerson Inc. is admitted as the Member of the Company. A contribution to capital by the Member has been made. The name, address and Percentage Interest of Ryerson Inc. is as follows:

Ryerson Inc.

2621 W. 15th Place

Chicago, Illinois 60608

Percentage Interest: 100%

11. Actions of Member. Except as otherwise provided by this Agreement or by applicable law, the Members may take any action by the vote or consent of Members holding more than fifty percent (50%) of all Percentage Interests. Any action may be taken at any meeting of Members or may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by Members holding not less than a majority of the Percentage Interests, unless a lesser vote is provided for by this Agreement or the Act; provided, however, that any action which by the terms of this Agreement or by the Act is required to be taken pursuant to a greater vote of the Members may only be taken by a written consent which has been signed by Members holding the requisite Percentage Interests.

12. Additional Contributions. No member is required to make any contribution of property or money to the Company in order to be admitted as a Member pursuant to Section 7 hereof.

13. Powers and Management. The Company shall be managed by a Board of Managers, which shall have, subject to the control of the Members, general supervision, direction and control of the business of the Company, and shall have such rights, duties and powers as are useful or appropriate for the day-to-day management and conduct of the Company’s business, are specified in this Agreement, or are conferred upon the Board of Managers by vote of the Members. Each Manager is authorized to execute and deliver on behalf of the Company and in its name: (a) contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts, and maintenance contracts covering or affecting the Company’s business and assets; (b) checks, drafts, and other orders for the payment of the Company’s funds; (c) promissory notes, mortgages, deeds of trust, security agreements, and other similar documents; and (d) other instruments of any kind or character relating to the Company’s affairs, whether like or unlike the foregoing. The number of Managers of the Company shall be one (1) until changed upon the unanimous decision of the Members. The initial Manager shall be Eva M. Kalawski. Any action required or permitted to be taken by the Board of Managers may be taken without a meeting and will have the same force and effect as if taken by a vote of the Board of Managers at a meeting properly called and noticed, if authorized by a writing signed by all of the Managers. The fiduciary duties that a Manager owes to the Company and the Members are those of a partner of a partnership to the partners of the partnership. Notwithstanding the foregoing and except as otherwise expressly provided in any employment agreement or other agreement between the Company and any Member or Manager, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member or Manager or any Affiliate of any Member or Manager, to conduct any other business or activity whatsoever, except that such other business or activity shall not directly compete with the Company’s business. No Member or Manager shall be accountable to the Company or to any other Member or Manager with respect to such other business or activity.

14. Officers of the Company. The Board of Managers may elect officers of the Company (the “Officers”).

(a) The Officers, if deemed necessary by the Board of Managers, shall be a President, one or more Vice Presidents, a Secretary, and a Treasurer. Each Officer shall hold office for the term for which such Officer is elected until such Officer’s successor has been elected. Any individual may hold any number of offices. No Officer need be a citizen of the United States. If a Manager is a corporation, such corporation’s officers may serve as Officers of the Company. The Officers shall exercise such powers and perform such duties as are specified in this Agreement and as shall be determined from time to time by the Board of Managers. At each annual meeting of the Board of Managers, the Managers by resolution shall choose a President, a Secretary and a Treasurer.

(b) Any Officer may be removed at any time by the affirmative vote of Managers except that an Officer who is also a Manager may not be removed as an Officer unless and until he or she is removed as a Manager or his or her term as Manager expires.

(c) The President shall be the chief executive officer of the Company, shall preside at all meetings of the Members and Managers, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Members and Managers are carried into effect. The President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other officer or agent of the Company.

(d) The Vice President, or if there shall be more than one, the Vice Presidents in the order determined by a resolution of the Managers, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Managers by resolution may from time to time prescribe.

(e) The Secretary shall attend all meetings of the Board of Managers and all meetings of the Members, and shall record all the proceedings of the meetings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Members, and shall perform such other duties as may be prescribed by the Managers or President, under whose supervision the Secretary shall be. The Secretary shall have custody of the seal and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature. The Managers may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his or her signature.

(f) The Treasurer shall have custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Treasurer shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements, and shall render to the President and the Managers, at their regular meetings, or when Members so require, at a meeting of the Members, an account of all of such person’s transactions as treasurer and of the financial condition of the Company.

15. Indemnification. The Company shall indemnify and hold harmless the Members, the Managers, the Officers, their affiliates and their respective officers, directors, employees, agents and principals (individually, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, excluding liabilities to any Member, regardless of whether the Indemnitee continues to be a Member, a Manager, an Officer or an affiliate, officer, director, employee, agent or principal thereof at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Act and all other applicable laws.

(a) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such person is not entitled to be indemnified as authorized in this Section.

(b) The indemnification provided by this Section shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of the Members, as a matter of law or equity or otherwise, both as to action in the Indemnitee’s capacity as a Member, Manager, Officer, or as an affiliate, officer, director, employee, agent or principal thereof and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(c) The Company may purchase and maintain insurance, at the Company’s expense, on behalf of the Members and Managers and such other persons as the Board of Managers shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such person in connection with the activities of the Company and/or such person’s acts or omissions in such capacity regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(d) Any indemnification under this Section shall be satisfied solely out of the assets of the Company. No Member shall be subject to personal liability or required to fund or to cause to be funded any obligation by reason of these indemnification provisions.

16. Tax Matters. The Board of Managers, in its sole discretion, shall cause the Company to make or not to make all elections required or permitted to be made for income tax purposes including, without limitation, elections of methods of depreciation and elections under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”). The Treasurer (or, if there is no Treasurer, then the Manager) shall be the “tax matters partner” for purposes of the Code.

17. Compensation. No Member shall receive compensation for services rendered to the Company. Any Manager rendering services to the Company may receive compensation in kind and amount determined by the Members from time to time. The Company shall reimburse any Manager for all reasonable, direct out-of-pocket expenses incurred in managing the Company.

18. Term. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the unanimous decision of the Members, (b) the sale by the Company of all or substantially all of its property, or (c) an event of dissolution of the Company under the Act unless Members holding a majority of the Percentage Interests elect within ninety (90) days to continue the business of the Company.

19. Assignments. A Member may assign all or any part of its limited liability company interest at any time; provided, however, that if there is more than one Member, then such Member may only assign such interest with the consent of all other Members or by operation of law. A transferee of an interest can only become a substituted Member with the consent of all other Members (if any).

20. Withdrawal. Any Member may withdraw from the Company only upon the consent of all other Members. Upon any such permitted withdrawal, the withdrawing Member shall receive the lesser of (a) the book value of such Member’s then Percentage Interest in the Company, or (b) the aggregate amount of any contributions of property or money made by such Member to the Company.

21. Limited Liability. The Member shall have no liability for the obligations of the Company except to the extent provided in the Act.

22. Additional Members. Additional Members can only be admitted to the Company upon the consent of all Members, which consent may be evidenced by, among other things, the execution of an amendment to this Agreement.

23. Amendments. This Agreement may be amended only in a writing signed by all of the Members.

24. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

25. Counterparts. Any number of counterparts of this Agreement may be executed. Each counterpart will be deemed an original instrument and all counterparts taken together will constitute one agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Operating Agreement this 7th day of May, 2010.

RYERSON INC.

By:	/s/ Eva M. Kalawski
Eva M. Kalawski Vice President and Secretary